Exhibit 1.01

Conflict Minerals Report
For Calendar Year 2022

This is The Walt Disney Company’s 2022 (January 1 to December 31, 2022) Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”).
Background
The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in two segments: Disney Media and Entertainment Distribution and Disney Parks, Experiences and Products. For convenience, the terms “Company,” “Disney,” “we” and “our” are used in this CMR to refer collectively to the parent company, The Walt Disney Company, and its consolidated subsidiaries through which its various businesses were actually conducted during calendar 2022.
The Company derives the vast majority of its revenues from the licensing of intellectual property, including from affiliate fees, merchandise licensing, TV/SVOD distribution licensing, and theatrical distribution licensing; charges for admission, lodging and associated merchandise, food and beverage sales at its theme parks, resorts, and cruise lines; subscription fees for direct-to-consumer offerings; and the sales of advertising time. We also derive revenue from the sales of physical products (such as physical copies of films and music) that we have determined do not include columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten (collectively, the “Subject Minerals” or “3TG”), as necessary to the products’ functionality or production (“necessary Subject Minerals”).
The products we sell that may include necessary Subject Minerals are items such as clothing, accessories, electronic toys, jewelry, and other consumer goods. We classify these items together as retail merchandise, and that is the product category covered by this CMR. We sell many of these items at our entertainment venues, including our parks and resorts, and directly through Disney Stores, including our online stores. We also sell retail merchandise wholesale to other retailers.
The sale of retail merchandise constituted less than 5% of our revenue in calendar 2022. Due to the dynamic nature of our business, the items we sell change rapidly, with many items sold for only a few months, and then replaced by other items sourced from other suppliers.
The Company does not manufacture any of the retail merchandise it sells, sourcing the specific merchandise items that may contain Subject Minerals from approximately 100 suppliers in calendar 2022. Many of our suppliers themselves source components of these items from numerous other suppliers, and our direct suppliers are often many steps removed from the source of the raw materials contained in the items. In addition, in many cases the items we acquire from a supplier represent a small portion of the supplier’s total production.
The number, diversity, and frequent turnover of the retail merchandise we sell, the number and turnover of suppliers, and our remote position in the supply chain make it difficult for us to determine and track the source of individual items, the nature of the raw materials included in the items, and the source of those raw materials. Nevertheless, our Conflict Minerals Compliance Program (the “Program”) is designed to gain relevant information about the sources of raw materials in our products that is as complete as reasonably possible given the large number and diversity of products we sell and in light of our position in the supply chain.
Our Program is focused on identifying suppliers of retail merchandise that may contain necessary Subject Minerals and gathering information about the supply chain practices of those suppliers. The Program conforms to the elements of the guidance set forth in the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (the “OECD Guidance”). Consistent with the OECD Guidance, our Program includes:
•strong company management systems (including a Conflict Minerals Policy and an established internal management structure);
•identification and assessment of risk in the supply chain through a reasonable country-of-origin inquiry;
•a strategy to respond to identified risks through due diligence procedures that include follow-up with suppliers who either provide insufficient information to identify sources of necessary Subject Minerals or who provide information indicating that they may source necessary Subject Minerals that may have originated in the Democratic Republic of the Congo or adjoining countries (“Covered Countries”);
•a process to support and leverage organizations like Responsible Minerals Initiative’s (“RMI”) independent third-party audits of smelter and refiner due diligence practices1; and
•reporting on results of the Program.
Further details about the Program, and the results of the Program for calendar 2022, are described below.

[1] The Company does not purchase raw materials or ores, does not directly purchase 3TG, and is many steps removed from the smelters and refiners that provide minerals and ores to our suppliers. Because of this, we do not audit or direct audits of smelters and refiners in the supply chain. Instead, we support and leverage organizations like RMI’s independent third-party audits of smelter and refiner due diligence practices.

Company Management Systems
The Company has developed strong management systems that include the following components:
1.Conflict Minerals Policy. A Conflict Minerals Policy that sets forth the steps we are taking to comply with the Conflict Minerals Rule. These steps include: the establishment of the internal management structure described below; engagement with suppliers as described in this report; reporting required by the Conflict Minerals Rule; and monitoring developments relating to conflict minerals with an eye to enhancing the Program. Our policy was distributed to suppliers who may supply us with products covered by the Conflict Minerals Rule and is posted on our website at https://impact.disney.com/resources/conflict-minerals-policy/. The policy includes a mechanism for reporting concerns or asking questions regarding the policy.
2.Internal Management Structure. A management oversight structure that includes input from executive-level representatives of Global Product & Labor Standards, Global Public Policy, Legal, Controllership, Corporate Social Responsibility, Investor Relations, and Corporate Communications. These executives are responsible for providing governance and oversight over the execution of the Program and for monitoring the Program’s compliance with regulatory requirements and satisfaction of enterprise goals. The day-to-day implementation of the Program is conducted by a Conflict Minerals Compliance Program Team within our Global Product & Labor Standards organization, which is included within our Chief Financial Officer’s purview.
3.Chain of Custody and Traceability. Support for and engagement with the RMI. The data on which we relied for certain statements in this report was obtained through our membership in RMI, using the Reasonable Country of Origin Inquiry report for member DISN.
Identification and Assessment of Risk Through Reasonable Country of Origin Inquiry
Based on lists of historic surveyed suppliers of retail merchandise updated through interviews with sourcing professionals, we compile a list of suppliers to survey for the reporting period. We then distribute a survey to these suppliers regarding their supply chain practices relating to Subject Minerals.
The 2022 survey responses were based on RMI’s Conflict Minerals Reporting Template (CMRT), revision 6.22. We supplemented the CMRT with additional questions available in multiple languages designed to provide visibility into these suppliers’ sourcing activities, including the basis for their responses regarding the source of Subject Minerals in the retail merchandise they supplied to us. We also provided these suppliers with access to a live technical support specialist via chat during the survey phase and provided training documents in multiple languages that highlight Frequently Asked Questions on Conflict Minerals and Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as instructions on how to complete the CMRT. Our communications included our expectations for response and noted that the Conflict Minerals Rule was not intended to stop companies and their suppliers from sourcing from the Covered Countries and that such an embargo would be contrary to the intent of the Conflict Minerals Rule.
In calendar 2022, we surveyed 97 suppliers of retail merchandise that we sell to our customers that may contain necessary Subject Minerals. We received survey responses from all 97 suppliers, or 100%. Our response rate since calendar 2019 is shown in Figure 1 below.
The majority of the suppliers who completed the survey responded that the merchandise they supplied to us did not contain any necessary Subject Minerals. Based on survey responses, interviews, and further review of the retail merchandise supplied, from the 97 suppliers, we identified 25 suppliers who manufactured retail merchandise for us that most likely contained necessary Subject Minerals. Of these suppliers:
•Twenty-two suppliers responded that the Subject Minerals in all the products they supplied to us did not originate in the Covered Countries, and they provided sufficient information regarding their supply chain program for us to determine that this response was reliable; and

•Three suppliers responded that the smelters in their supply chain source Subject Minerals from Covered Countries, and one of these suppliers provided smelter information indicating that smelters that source from Covered Countries were used to supply at least some of our products.

[2] Due to improved processes implemented for calendar 2021, we were better able to identify in-scope suppliers to participate in the survey, thereby resulting in a reduction in the survey population and an increased response rate.

Due Diligence Measures Performed
Based on our assessment of survey responses for calendar 2022, we implemented due diligence measures with respect to the 25 suppliers identified in the process above. These measures included:
•Performance of targeted follow-up with suppliers who did not initially respond to the survey.
•Verification of information regarding smelters and refiners provided by our suppliers with the RMI’s list of conformant smelters and refiners and other lists provided by accredited organizations such as London Bullion Market Association (LBMA) or Responsible Jewelry Council (RJC). Through this effort, we validated the responses of the 22 suppliers who indicated that the Subject Minerals in all the products supplied to us did not originate in the Covered Countries. We also determined that of the 45 smelters and refiners identified by the 3 suppliers as sourcing from the Covered Countries, 42 were compliant with the RMI’s Responsible Minerals Assurance Process (RMAP).
•Encouraging suppliers who may have sourced Subject Minerals (or product components from sub-suppliers who may have sourced Subject Minerals) from noncompliant smelters or refiners to source from smelters and refiners who are compliant with the relevant RMAP assessment protocols of the RMI, or from another accredited organization.

Smelters, Refiners, and Countries of Origin Information
The surveyed suppliers who manufactured retail merchandise for us that we determined contained necessary Subject Minerals identified 219 smelters or refiners that supplied them with Subject Minerals. Although we cannot determine whether retail merchandise manufactured for us contained Subject Minerals from each of these 219 smelters and refiners, we have listed each of them in Attachment A. All but 20 of these smelters and refiners are conformant with the relevant RMAP assessment protocols of RMI and/or another accredited organization. Figure 2 shows compliance by mineral.

Based on the list of smelters and refiners provided by our surveyed suppliers, we have determined that:
•45 of the 219 smelters and refiners identified in Attachment A are identified by RMI or by a third party engaged by us to review supplier responses to validate sourcing data as sourcing Subject Minerals from Covered Countries; and
•42 of these 45 smelters and refiners were included in a list of smelters and refiners determined by the RMI to be conformant with the relevant RMAP assessment protocols of the RMI.

Listed in Attachment B are the countries of origin of the Subject Minerals supplied by the smelters and refiners included in Attachment A based on the information provided by our surveyed suppliers.
We cannot determine whether the 20 smelters and refiners that are not conformant with the relevant RMAP assessment protocols of the RMI sourced necessary Subject Minerals for the retail merchandise we sell from Covered Countries. Our surveyed suppliers could not confirm whether each smelter or refiner they used supplied Subject Minerals in retail merchandise manufactured for the Company. Therefore, we are unable to determine either the facilities used to process or the source (country, mine or other location) of the actual necessary Subject Minerals for the retail merchandise we sell.
Further Development of Disney’s Conflict Minerals Compliance Program
Our efforts with respect to calendar 2022 were devoted to managing the response rate to our supplier survey and implementing internal process efficiencies. We achieved these goals by continuing with enhanced outreach to and engagement with suppliers (including via a third-party conflict minerals process) and developing our internal capabilities. We continued to refine the method of identifying suppliers to participate in the survey. We also continued to encourage suppliers to improve their supply chain policies, to source responsibly, and to source Subject Minerals from (or from sub-suppliers who source from) smelters and refiners who are compliant with the relevant RMAP assessment protocols of RMI or other accredited organizations. Each year we also encourage new suppliers in our supply chain to provide us with this information and to source from compliant smelters and refiners.

We continue to focus on refining our systems for identifying relevant suppliers and the product categories associated with each supplier, and on obtaining additional and more reliable information on each supplier’s own supply chain. We also continue to evaluate the overall quality of supply chain practices of our suppliers, the impact of encouraging adoption of robust supply chain practices in light of developing supply chain certification programs, and whether there are effective methods to give them further incentives to strengthen their supply chain programs.

Attachment A
Smelters and Refiners
Identified by Suppliers

The following table identifies each of the smelters and refiners identified by our surveyed suppliers as sources of Subject Minerals in retail merchandise manufactured by the supplier. The table includes the name of the smelter or refiner, the Subject Minerals supplied by the smelter or refiner, the location of the smelter or refiner, and the certification obtained by the smelter or refiner, if any. All but 20 of the smelters and refiners identified below are conformant with RMAP assessment protocols of the RMI or other accredited organizations. Disney has encouraged its suppliers to work with the non-conformant smelters to gain certification from RMI or other accredited organizations, or to source from certified smelters or refiners.

Mineral	Smelter or Refiner Name	ISO∞ Country Code	Certification	Certified
Gold	8853 S.p.A.	IT		No
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	DE	* ‡ †	Yes
Gold	Advanced Chemical Company	US	†	Yes
Gold	Aida Chemical Industries Co., Ltd.	JP	†	Yes
Gold	Al Etihad Gold Refinery DMCC	AE	†	Yes
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZ	* †	Yes
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BR	* †	Yes
Gold	Argor-Heraeus S.A.	CH	* †	Yes
Gold	Asahi Pretec Corp.	JP	* †	Yes
Gold	Asahi Refining Canada Ltd.	CA	* †	Yes
Gold	Asahi Refining USA Inc.	US	* †	Yes
Gold	Asaka Riken Co., Ltd.	JP	†	Yes
Gold	Aurubis AG	DE	* †	Yes
Gold	Bangalore Refinery	IN	†	Yes
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PH	* †	Yes
Gold	Boliden AB	SE	* †	Yes
Gold	C. Hafner GmbH + Co. KG	DE	* ‡ †	Yes
Gold	CCR Refinery - Glencore Canada Corporation	CA	* †	Yes
Gold	Cendres + Metaux S.A.	CH		No
Gold	Chimet S.p.A.	IT	* †	Yes
Gold	Chugai Mining	JP	†	Yes
Gold	Degussa Sonne / Mond Goldhandel GmbH	DE		No
Gold	Dowa	JP	†	Yes
Gold	DSC (Do Sung Corporation)	KR	†	Yes
Gold	Eco-System Recycling Co., Ltd. East Plant	JP	†	Yes
Gold	Eco-System Recycling Co., Ltd. North Plant	JP	†	Yes
Gold	Eco-System Recycling Co., Ltd. West Plant	JP	†	Yes
Gold	Emirates Gold DMCC	AE	†	Yes
Gold	Geib Refining Corporation	US	†	Yes
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CN	* †	Yes
Gold	Guangdong Jinding Gold Limited	CN		No
Gold	Heimerle + Meule GmbH	DE	* †	Yes

∞	International Standards Organization
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Gold	Heraeus Metals Hong Kong Ltd.	CN	* ‡ †	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	DE	†	Yes
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CN	* †	Yes
Gold	Ishifuku Metal Industry Co., Ltd.	JP	* †	Yes
Gold	Istanbul Gold Refinery	TR	* †	Yes
Gold	Italpreziosi	IT	‡ †	Yes
Gold	Japan Mint	JP	* †	Yes
Gold	Jiangxi Copper Co., Ltd.	CN	* †	Yes
Gold	JX Nippon Mining & Metals Co., Ltd.	JP	* †	Yes
Gold	Kazzinc	KZ	* †	Yes
Gold	Kennecott Utah Copper LLC	US	* †	Yes
Gold	KGHM Polska Miedz Spolka Akcyjna	PL	†	Yes
Gold	Kojima Chemicals Co., Ltd.	JP	†	Yes
Gold	Korea Zinc Co., Ltd.	KR	†	Yes
Gold	L'Orfebre S.A.	AD	†	Yes
Gold	LS-NIKKO Copper Inc.	KR	* †	Yes
Gold	LT Metal Ltd.	KR	†	Yes
Gold	Marsam Metals	BR		No
Gold	Materion	US	†	Yes
Gold	Matsuda Sangyo Co., Ltd.	JP	* †	Yes
Gold	Metalor Technologies (Hong Kong) Ltd.	CN	* ‡ †	Yes
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SG	* ‡ †	Yes
Gold	Metalor Technologies (Suzhou) Ltd.	CN	‡ †	Yes
Gold	Metalor Technologies S.A.	CH	* ‡ †	Yes
Gold	Metalor USA Refining Corporation	US	* ‡ †	Yes
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MX	* †	Yes
Gold	Mitsubishi Materials Corporation	JP	* †	Yes
Gold	Mitsui Mining and Smelting Co., Ltd.	JP	* †	Yes
Gold	MMTC-PAMP India Pvt., Ltd.	IN	* †	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TR	* †	Yes
Gold	Navoi Mining and Metallurgical Combinat	UZ	†	Yes
Gold	Nihon Material Co., Ltd.	JP	* †	Yes
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AT	‡ †	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	JP	†	Yes
Gold	PAMP S.A.	CH	* †	Yes
Gold	Planta Recuperadora de Metales SpA	CL	†	Yes
Gold	PT Aneka Tambang (Persero) Tbk	ID	* †	Yes
Gold	PX Precinox S.A.	CH	* †	Yes
Gold	Rand Refinery (Pty) Ltd.	ZA	* †	Yes
Gold	REMONDIS PMR B.V.	NL	†	Yes
Gold	Royal Canadian Mint	CA	* †	Yes
Gold	SAAMP	FR	‡ †	Yes
Gold	Safimet S.p.A	IT		No
Gold	SAFINA A.S.	CZ	†	Yes
Gold	Samduck Precious Metals	KR		No
Gold	SEMPSA Joyeria Plateria S.A.	ES	* †	Yes
Gold	Shandong Gold Smelting Co., Ltd.	CN	* †	Yes
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CN	* †	Yes
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CN	* †	Yes
2

Gold	Singway Technology Co., Ltd.	TW		No
Gold	Solar Applied Materials Technology Corp.	TW	* †	Yes
Gold	Sumitomo Metal Mining Co., Ltd.	JP	* †	Yes
Gold	SungEel HiMetal Co., Ltd.	KR	†	Yes
Gold	T.C.A S.p.A	IT	* †	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	JP	* †	Yes
Gold	Tokuriki Honten Co., Ltd.	JP	* †	Yes
Gold	TOO Tau-Ken-Altyn	KZ	†	Yes
Gold	Torecom	KR	†	Yes
Gold	Umicore Precious Metals Thailand	TH		No
Gold	Umicore S.A. Business Unit Precious Metals Refining	BE	* †	Yes
Gold	United Precious Metal Refining, Inc.	US	†	Yes
Gold	Valcambi S.A.	CH	* ‡ †	Yes
Gold	Western Australian Mint (T/a The Perth Mint)	AU	* †	Yes
Gold	WIELAND Edelmetalle GmbH	DE	†	Yes
Gold	Yamakin Co., Ltd.	JP	†	Yes
Gold	Yokohama Metal Co., Ltd.	JP	†	Yes
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CN	* †	Yes
Tantalum	AMG Brasil	BR	†	Yes
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CN	†	Yes
Tantalum	D Block Metals, LLC	US	†	Yes
Tantalum	F&X Electro-Materials Ltd.	CN	†	Yes
Tantalum	FIR Metals & Resource Ltd.	CN	†	Yes
Tantalum	Global Advanced Metals Aizu	JP	†	Yes
Tantalum	Global Advanced Metals Boyertown	US	†	Yes
Tantalum	H.C. Starck Inc.	US	†	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CN	†	Yes
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CN	†	Yes
Tantalum	Jiangxi Tuohong New Raw Material	CN	†	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CN	†	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	CN	†	Yes
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CN	†	Yes
Tantalum	KEMET de Mexico	MX	†	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	IN	†	Yes
Tantalum	Mineracao Taboca S.A.	BR	†	Yes
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JP	* †	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CN	†	Yes
Tantalum	NPM Silmet AS	EE	†	Yes
Tantalum	Resind Industria e Comercio Ltda.	BR	†	Yes
Tantalum	Solikamsk Magnesium Works OAO	RU		No
Tantalum	Taki Chemical Co., Ltd.	JP	†	Yes
Tantalum	TANIOBIS Co., Ltd.	TH	†	Yes
Tantalum	TANIOBIS GmbH	DE	†	Yes
Tantalum	TANIOBIS Japan Co., Ltd.	JP	†	Yes
Tantalum	TANIOBIS Smelting GmbH & Co. KG	DE	†	Yes
Tantalum	Telex Metals	US	†	Yes
Tantalum	Ulba Metallurgical Plant JSC	KZ	†	Yes
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CN	†	Yes
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CN	†	Yes
3

Tin	Alpha	US	†	Yes
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CN	†	Yes
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CN	†	Yes
Tin	China Tin Group Co., Ltd.	CN	†	Yes
Tin	CRM Synergies	ES	†	Yes
Tin	Dowa	JP	†	Yes
Tin	EM Vinto	BO	†	Yes
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BR	†	Yes
Tin	Fenix Metals	PL	†	Yes
Tin	Gejiu Kai Meng Industry and Trade LLC	CN		No
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CN	†	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CN	**	No
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CN		No
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CN	†	Yes
Tin	Jiangxi New Nanshan Technology Ltd.	CN	†	Yes
Tin	Luna Smelter, Ltd.	RW	†	Yes
Tin	Magnu's Minerais Metais e Ligas Ltda.	BR	†	Yes
Tin	Malaysia Smelting Corporation (MSC)	MY	†	Yes
Tin	Melt Metais e Ligas S.A.	BR	**	No
Tin	Metallic Resources, Inc.	US	†	Yes
Tin	Metallo Belgium N.V.	BE	†	Yes
Tin	Metallo Spain S.L.U.	ES	†	Yes
Tin	Mineracao Taboca S.A.	BR	†	Yes
Tin	Minsur	PE	†	Yes
Tin	Mitsubishi Materials Corporation	JP	* †	Yes
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	TH	†	Yes
Tin	O.M. Manufacturing Philippines, Inc.	PH	†	Yes
Tin	Operaciones Metalurgicas S.A.	BO	†	Yes
Tin	PT Artha Cipta Langgeng	ID	†	Yes
Tin	PT ATD Makmur Mandiri Jaya	ID	†	Yes
Tin	PT Babel Inti Perkasa	ID	†	Yes
Tin	PT Babel Surya Alam Lestari	ID	†	Yes
Tin	PT Bangka Serumpun	ID	†	Yes
Tin	PT Bukit Timah	ID	†	Yes
Tin	PT Cipta Persada Mulia	ID	†	Yes
Tin	PT Menara Cipta Mulia	ID	†	Yes
Tin	PT Mitra Stania Prima	ID	†	Yes
Tin	PT Prima Timah Utama	ID	†	Yes
Tin	PT Rajawali Rimba Perkasa	ID	†	Yes
Tin	PT Refined Bangka Tin	ID	†	Yes
Tin	PT Sariwiguna Binasentosa	ID	†	Yes
Tin	PT Stanindo Inti Perkasa	ID	†	Yes
Tin	PT Timah Tbk Kundur	ID	†	Yes
Tin	PT Timah Tbk Mentok	ID	†	Yes
Tin	PT Tinindo Inter Nusa	ID		No
Tin	Resind Industria e Comercio Ltda.	BR	†	Yes
Tin	Rui Da Hung	TW	†	Yes
Tin	Thaisarco	TH	†	Yes
Tin	Tin Technology & Refining	US	†	Yes
4

Tin	White Solder Metalurgia e Mineracao Ltda.	BR	†	Yes
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CN	†	Yes
Tin	Yunnan Tin Company Limited	CN	†	Yes
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CN		No
Tungsten	A.L.M.T. TUNGSTEN Corp.	JP	†	Yes
Tungsten	ACL Metais Eireli	BR	**	No
Tungsten	Asia Tungsten Products Vietnam Ltd.	VN	†	Yes
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CN	†	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CN	†	Yes
Tungsten	Fujian Ganmin Rare Metal Co., Ltd.	CN	†	Yes
Tungsten	Fujian Xinlu Tungsten	CN	†	Yes
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CN	†	Yes
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CN	†	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CN	†	Yes
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CN	†	Yes
Tungsten	Global Tungsten & Powders Corp.	US	†	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CN	†	Yes
Tungsten	H.C. Starck Tungsten GmbH	DE	†	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CN	†	Yes
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CN	†	Yes
Tungsten	Hydrometallurg, JSC	RU		No
Tungsten	Japan New Metals Co., Ltd.	JP	†	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CN	†	Yes
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CN	†	Yes
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CN	†	Yes
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CN	†	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CN	†	Yes
Tungsten	Kennametal Fallon	US	†	Yes
Tungsten	Kennametal Huntsville	US	†	Yes
Tungsten	Lianyou Metals Co., Ltd.	TW	†	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CN	†	Yes
Tungsten	Masan High-Tech Materials	VN	†	Yes
Tungsten	Moliren Ltd.	RU	**	No
Tungsten	Niagara Refining LLC	US	†	Yes
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PH	†	Yes
Tungsten	TANIOBIS Smelting GmbH & Co. KG	DE	†	Yes
Tungsten	Unecha Refractory Metals Plant	RU		No
Tungsten	Wolfram Bergbau und Hutten AG	AT	†	Yes
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CN	†	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	CN	†	Yes

*	LBMA
‡	RJC
†	RMAP
**	RMAP - Active
5

Attachment B
Countries of Origin

The following table identifies the countries of origin of the Subject Minerals as reported by our suppliers.

Angola	Guyana	Peru
Argentina	Hong Kong	Philippines
Armenia	Hungary	Poland
Australia	India	Portugal
Austria	Indonesia	Russian Federation
Belarus	Ireland	Rwanda
Belgium	Israel	Saudi Arabia
Bermuda	Italy	Sierra Leone
Bolivia	Ivory Coast	Singapore
Brazil	Japan	Slovakia
Burundi	Jersey	South Africa
Cambodia	Kazakhstan	South Sudan
Canada	Kenya	Spain
Central African Republic	Korea, Republic of	Suriname
Chile	Kyrgyzstan	Sweden
China	Laos	Switzerland
Colombia	Luxembourg	Taiwan
Congo (Brazzaville)	Madagascar	Tajikistan
Czech Republic	Malaysia	Tanzania
Djibouti	Mali	Thailand
DRC- Congo (Kinshasa)	Mexico	Turkey
Ecuador	Mongolia	Uganda
Egypt	Morocco	United Arab Emirates
Estonia	Mozambique	United Kingdom
Ethiopia	Myanmar	United States
Finland	Namibia	Uzbekistan
France	Netherlands	Viet Nam
Germany	Niger	Zambia
Ghana	Nigeria	Zimbabwe
Guinea	Papua New Guinea

1